EXHIBIT 99.1
For immediate release
SPANISH BROADCASTING SYSTEM, INC. REPORTS
RESULTS FOR THE THIRD QUARTER 2005
- 3Q Net Revenues increase 5% — Net Revenue growth ahead of the radio industry -
COCONUT GROVE, FLORIDA, November 08, 2005 — Spanish Broadcasting System, Inc. (the “Company” or “SBS”)
(NASDAQ: SBSA) today reported financial results for the three- and nine-month periods ended September 30, 2005.
Results and Discussions
For the three-months ended September 30, 2005, Net Revenue totaled $43.0 million compared to $41.1 million for the same prior year period, resulting in growth of 5%. This growth was mostly attributable to our new start-up station in San Francisco, KRZZ-FM, which generated net revenue of $1.3 million. In addition, we had increases in our Puerto Rico market, mainly from promotional events, and our New York market, primarily from local revenue. Operating Income from Continuing Operations before Depreciation and Amortization, a non-GAAP measure, totaled $15.9 million compared to $16.4 million for the same prior year period, resulting in a decrease of 3%. The decrease was primarily attributed to increases in Station Operating Expenses and Corporate Expenses, offset by an increase in Net Revenue. Our new television project had station operating expenses totaling $0.9 million for the three-months ended September 30, 2005. Excluding the new television project expenses of $0.9 million, Adjusted Operating Income from Continuing Operations before Depreciation and Amortization, a non-GAAP measure, totaled $16.8 million compared to $16.4 million for the same prior year period, resulting in an increase of 2%. Same Station Operating Income from Continuing Operations before Depreciation and Amortization, a non-GAAP measure, totaled $16.1 million compared to $16.0 million for the same prior year period, resulting in growth of 1%. Please refer to the Non-GAAP Financial Measures section for a reconciliation of GAAP to non-GAAP financial measures.
For the three-months ended September 30, 2005, Loss from Continuing Operations before Income Taxes and Discontinued Operations totaled $22.4 million compared to income of $5.2 million for the same prior year period. The decrease resulted mainly from the Loss on Early Extinguishment of Debt. Please refer to the New Credit Facilities, Pay-down of Debt and Interest Rate Swap section for more details on the Loss on Early Extinguishment of Debt.
For the nine-months ended September 30, 2005, Net Revenue totaled $123.0 million compared to $110.7 million for the same prior year period, resulting in growth of 11%. This growth was mostly attributable to the double-digit growth in our New York and Los Angeles markets primarily from local and barter revenue. In addition, our new start-up station in San Francisco, KRZZ-FM, generated net revenues of $3.3 million. Operating Income from Continuing Operations before Depreciation and Amortization, a non-GAAP measure, was $39.9 million compared to $39.2 million for the same prior year period, resulting in growth of 2%. The increase was primarily attributed to an increase in Net Revenue, partially offset by increases in Station Operating Expenses and Corporate Expenses. Our new television project had station operating expenses totaling $0.9 million for the nine-months ended September 30, 2005. Excluding the new television project expenses of $0.9 million, Adjusted Operating Income from Continuing Operations before Depreciation and Amortization, a non-GAAP measure, totaled $40.8 million compared to $39.2 million for the same prior year period, resulting in an increase of 4%. Same Station Operating Income from Continuing Operations before Depreciation and Amortization, a non-GAAP measure, was $41.6 million compared to $38.4 million for the same prior year period, resulting in growth of 8%. Please refer to the Non-GAAP Financial Measures section for a reconciliation of GAAP to non-GAAP financial measures.
For the nine-months ended September 30, 2005, Loss from Continuing Operations before Income Taxes and Discontinued Operations was

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$22.3 million compared to income of $6.1 million for the same prior year period. The decrease resulted mainly from the Loss on Early Extinguishment of Debt, offset by an increase in Operating Income from Continuing Operations and Other Income, net and a decrease in Interest Expense, net. Please refer to the New Credit Facilities, Pay-down of Debt and Interest Rate Swap section for more details on the Loss on Early Extinguishment of Debt.
Raúl Alarcón, Jr., Chairman and CEO, commented, “Our third quarter revenue growth outpaced the radio industry, highlighting the strength of our market-leading stations during an otherwise challenging radio advertising environment. We have sustained a leadership position in the nation’s largest markets through our popular on-air talent, cutting edge programming strategies and aggressive sales and marketing. Our radio portfolio finished the summer Arbitron ratings period with the nation’s #1-rated Spanish-language station in the Tropical, Regional Mexican and Hurban programming formats, as well as the #2-rated Spanish-language station in the Adult Contemporary format. We are further monetizing our content and diversifying our revenues through our syndication deals, as well as through cross-market content simulcasts. In fact, our “El Cucuy de la Mañana” simulcast on KRZZ-FM in San Francisco has driven significant growth at the station, which is now among the top-ranked radio stations in the nation’s fourth largest radio market. Looking ahead, we remain focused on strengthening our content and further building upon our ratings success to the benefit of our shareholders. We are very well positioned to capture a greater share of revenues in our markets, as more and more advertisers discover the importance of targeting Hispanic America.”
Pending Sale of our Los Angeles Stations
On August 17, 2004, we entered into an asset purchase agreement with Styles Media Group, LLC (“Styles Media Group”), to sell the assets of radio stations KZAB-FM and KZBA-FM, serving the Los Angeles, California market, for a cash purchase price of $120.0 million (the “LA Asset Sale”). In connection with this agreement, Styles Media Group made a $6.0 million non-refundable deposit to the purchase price into escrow. On February 18, 2005, Styles Media Group exercised its right under the agreement to extend the closing date until March 31, 2005, by releasing the deposit from escrow to us.
On March 30, 2005, we entered into an amendment to the asset purchase agreement with Styles Media Group. In connection with this amendment, Styles Media Group made an additional $14.0 million non-refundable deposit to the purchase price and we agreed to extend the closing date from March 31, 2005 to the later date of July 31, 2005 or five days following the grant of the FCC Final Order. On July 29, 2005, we entered into a second amendment to the asset purchase agreement with Styles Media Group. In connection with this second amendment, Styles Media Group made an additional $15.0 million non-refundable deposit to the purchase price and we agreed to extend the closing date from July 31, 2005 to the date that is designated by Styles Media Group, but no later than January 31, 2006. In addition, Styles Media Group will make an additional $20.0 million non-refundable deposit to the purchase price two days following the grant of the FCC license renewals which we expect to occur in the fourth quarter of 2005. Although we expect the LA Asset Sale to be completed, there can be no assurance that such sale will be completed.
On August 17, 2004, through our wholly-owned subsidiary, Spanish Broadcasting System SouthWest, Inc., we entered into a time brokerage agreement with Styles Media Group pursuant to which Styles Media Group was permitted to begin broadcasting its programming on radio stations KZAB-FM and KZBA-FM beginning on September 20, 2004. The time brokerage agreement will terminate upon the closing under, or termination of, the asset purchase agreement.
We determined that, since we were not eliminating all significant revenues and expenses generated in this market, the pending LA Asset Sale did not meet the criteria to classify the stations’ operations as discontinued operations. However, we reclassified the stations’ assets as assets held for sale. On September 30, 2005, we had assets held for sale consisting of $63.9 million of intangible assets and $1.2 million of property and equipment, net, for radio stations KZAB-FM and KZBA-FM.
KZAB-FM and KZBA-FM generated net revenues of $0.6 million and $1.0 million and generated station operating income of $0.4 million and $0.6 million for the quarters ended September 30, 2005 and 2004, respectively. KZAB-FM and KZBA-FM generated net revenues of $1.7 million and $3.5 million and generated station operating income of $1.3 million and $1.7 million for the nine month periods ended September 30, 2005 and 2004, respectively. For the three- and nine-months ended September 30, 2005, net revenue and station operating

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income were mainly generated by the funds received related to the stations’ time brokerage agreement.
We intend to use the net cash proceeds received from the LA Asset Sale to repay certain amounts under our new senior secured credit facility term loan due 2013. Therefore, we have reclassified the senior secured credit facility term loan due 2013 balance from long-term debt to current debt. If the proposed LA Asset Sale does not close, we will be unable to use the anticipated proceeds from such sale to reduce our debt.
Pending Television Station Acquisition
On July 12, 2005, we, through our wholly-owned subsidiary, Mega Media Holdings, Inc. (“Mega Media”), entered into an asset purchase agreement (the “Purchase Agreement”) with WDLP Broadcasting Company, LLC, a Delaware limited liability company (“WDLP”), WDLP Licensed Subsidiary, LLC, a Delaware limited liability company and a wholly owned subsidiary of WDLP, Robin Broadcasting Company, LLC, a Delaware limited liability company (“Robin Broadcasting Company”), and Robin Licensed Subsidiary, LLC, a Delaware limited liability company and a wholly owned subsidiary of Robin Broadcasting Company. Pursuant to the Purchase Agreement, Mega Media will acquire the assets, including licenses, permits and authorizations issued by the FCC used in or related to the operation of television stations WDLP -TV (Channel 22), its derivative digital television station WDLP-DT (Channel 3) in Key West, Florida and WSBS-CA (Channel 50) in Miami, Florida. The purchase price is equal to $37.0 million, plus $0.3 million since the transaction did not close prior to August 31, 2005, plus expenses, plus or minus certain customary pro-rations. The transaction is expected to close in the fourth quarter of 2005. We have paid $0.8 million during the three months ended September 30, 2005 which will be applied to the purchase price upon closing. At closing, Mega Media may pay $22.5 million of the purchase price by the delivery of a three-year promissory note guaranteed by us and secured by the assets being acquired in the transaction. The remainder of the cash due at closing of $14.0 million will be funded with cash on hand and operations. The Purchase Agreement contains customary representations, warranties, and covenants. The closing of the sale is subject to certain conditions, including FCC consent. We expect to continue to incur start-up expenses related to Mega Media. For the fourth quarter ending December 31, 2005, we expect start-up expenses for the anticipated launch of the TV station to total approximately $3.5 million.
New Credit Facilities, Pay-down of Debt and Interest Rate Swap
On June 10, 2005, we entered into new senior secured credit facilities with affiliates of Lehman Brothers, Merrill Lynch, and Wachovia Bank. The new credit facilities provided for an aggregate of $425.0 million in funded term loans (consisting of a $325.0 million first lien credit facility and a $100.0 million second lien credit facility), plus a $25.0 million revolving loan facility.
On June 10, 2005, a portion of the proceeds from the new credit facilities ($123.7 million) was used to repay our $135.0 million senior secured credit facilities due 2009 and accrued interest. Due to this repayment, we incurred a loss on early extinguishment of debt, totaling approximately $3.2 million, related to write-offs of deferred financing costs. The remaining proceeds, together with cash on hand, totaling approximately $357.5 million, were placed in escrow with the trustee to redeem all of our $335.0 million aggregate principal amount of 9 5/8% senior subordinated notes due 2009, including the redemption premium and accrued interest through redemption. On July 12, 2005, the 9 5/8% senior subordinated notes due 2009 were redeemed and we incurred a loss on extinguishment of debt, totaling approximately $29.4 million related to call premiums and the write-off of discount and deferred financing costs.
On June 29, 2005, we entered into a five-year interest rate swap to hedge against the potential impact of increases in interest rates on our first lien credit facility. The interest rate swap fixed our LIBOR interest rate for five years at 4.23%, plus the applicable margin (2.00% as of June 30, 2005). We are accounting for our interest rate swap agreements as a cash flow hedge.
Non-GAAP Financial Measures
Included below are tables that reconcile the three- and nine-months ended reported results in accordance with Generally Accepted Accounting Principles (GAAP) to Non-GAAP results. The tables reconcile Net Revenue to Same Station Net Revenue and reconciles Operating Income from Continuing Operations to Operating Income from Continuing Operations before Depreciation and Amortization, Adjusted Operating

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Income from Continuing Operations before Depreciation and Amortization and Same Station Operating Income from Continuing Operations before Deprecation and Amortization.
UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON- GAAP RESULTS

(Amounts in millions)	Quarter Ended September 30,		%
	2005	2004	Change
Net Revenue from Continuing Operations	$43.0	$41.1	5%
less: Non Same Station Net Revenue (1)	1.9	1.3

Same Station Net Revenue (1)	$41.1	$39.8	3%

Operating Income from Continuing Operations	$15.1	$15.7	-4%
add back: Depreciation & Amortization	0.8	0.7

Operating Income from Continuing Operations before D & A (2)	$15.9	$16.4	-3%
add back: New TV Project Expenses (3)	0.9	—

Adjusted Operating Income from Continuing Operations before D & A (3)	$16.8	$16.4	2%
add back: Non Same Station Operating Results (1)	(0.7)	(0.4)

Same Station Operating Income from Continuing Operations before D & A (1)	$16.1	$16.0	1%

UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON- GAAP RESULTS

(Amounts in millions)	Nine Months Ended September 30,		%
	2005	2004	Change
Net Revenue from Continuing Operations	$123.0	$110.7	11%
less: Non Same Station Net Revenue (1)	5.1	4.3

Same Station Net Revenue (1)	$117.9	$106.4	11%

Operating Income from Continuing Operations	$37.4	$36.7	2%
add back: Depreciation & Amortization	2.5	2.5

Operating Income from Continuing Operations before D & A (2)	$39.9	$39.2	2%
add back: New TV Project Expenses (3)	0.9	—

Adjusted Operating Income from Continuing Operations before D & A (3)	$40.8	$39.2	4%
add back: Non Same Station Operating Results (1)	0.8	(0.8)

Same Station Operating Income from Continuing Operations before D & A (1)	$41.6	$38.4	8%

(1)	Same Station Results reflect radio stations operated during the same periods on a comparable monthly basis. The following radio stations were excluded from the three- and nine-months ended September 30, 2005 and 2004 results: Los Angeles- KZAB-FM (Time Brokerage Agreement), Chicago- WDEK-FM (Disposed), and San Francisco- KRZZ-FM (Acquired). In addition, they exclude depreciation and amortization, LaMusica.com Internet results and start-up expenses related to the new TV project for the three- and nine months ended September 30, 2005.
(2)	Operating Income from Continuing Operations before Depreciation and Amortization replaces Adjusted EBITDA as the metric used by management to assess the performance of our stations and Company. Although it is calculated in the same manner as Adjusted EBITDA, management believes that using the term “Operating Income from Continuing Operations before Depreciation and Amortization” provides a more accurate description of the performance measure.
(3)	For greater comparability of our operating performance, our third quarter guidance excluded start-up expenses related to the new TV project. Adjusted Operating Income from Continuing Operations before Depreciation and Amortization excludes start-up expenses related to the new TV project and provides a basis for comparability on our operating performance for the three- and nine-months ended September 30, 2005.
Operating Income from Continuing Operations before Depreciation and Amortization, Adjusted Operating Income from Continuing Operations before Depreciation and Amortization and Same Station Results are not measures of performance or liquidity determined in accordance with

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U.S. GAAP. However, we believe that these measures are useful in evaluating our performance because they reflect a measure of performance for our radio stations before considering costs and expenses related to our capital structure. In addition, we believe Same Station Results provide a useful measure of performance because they present Operating Income excluding the impact of any acquisitions or dispositions completed during the relevant periods, which allows us to measure only the performance of stations we owned and operated during the entire relevant periods. These measures are widely used in the broadcast industry to evaluate a company’s operating performance and are used by us for internal budgeting purposes and to evaluate the performance of our stations and our consolidated operations. However, these measures should not be considered in isolation or as substitutes for Operating Income from Continuing Operations, Net Income (Loss), Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because Operating Income from Continuing Operations before Depreciation and Amortization, Adjusted Operating Income from Continuing Operations before Depreciation and Amortization and Same Station Results are not calculated in accordance with GAAP, they are not necessarily comparable to similarly titled measures used by other companies.
Fourth Quarter 2005 Outlook
To provide greater comparability of our operating performance, our fourth quarter guidance will exclude approximately $3.5 million of start-up expenses for our new television project.
For the fourth quarter ending December 31, 2005, we expect Radio Net Revenue growth to be in the low-single digit range and Radio Operating Income from Continuing Operations before Depreciation and Amortization growth to be in the flat to low-single digit range over the comparable prior year period. Our fourth quarter guidance takes into consideration prior year fourth quarter growth of 30%, the lack of political sales in 2005 in excess of $2.0 million and the potential impact of Hurricane Wilma.
Our fourth quarter capital expenditures are projected to be approximately $3.5 million, which include capital expenditures for the new television project.
Third Quarter 2005 Conference Call
The Company will host a conference call to discuss its third quarter financial results on Tuesday, November 8, 2005 prior to market hours, and host its quarterly conference call on November 8th at 2:00 p.m. Eastern Time. To access the teleconference, please dial 973-582-2792 ten minutes prior to the start time. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through November 15, 2005, which can be accessed by dialing 877-519-4471 (U.S) or 973-341-3080 (Int’l), passcode: 6603969.
There will also be a live webcast of the teleconference, located on the investor portion of Spanish Broadcasting’s corporate Web site, at www.spanishbroadcasting.com/webcasts.shtml. A seven day archived replay of the webcast will also be available at that link.
About Spanish Broadcasting System, Inc.
Spanish Broadcasting System, Inc. is the largest Hispanic-controlled radio broadcasting company in the United States. Upon the completion of all previously announced transactions, SBS will own and operate 20 radio stations located in the top Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, including the #1 Spanish language radio station in America, WSKQ-FM in New York City, as well as one TV station, which reaches 1.5 million households in the Miami-Ft. Lauderdale area. The Company’s corporate website can be accessed at www.spanishbroadcasting.com.
The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be proven to have been correct. Important factors

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beyond the Company’s control, including general economic conditions, consumer spending levels, adverse weather conditions and other factors, could cause actual results to differ materially from the Company’s expectations.
(Financial Table Follows)

Contacts:
Analysts and Investors	Analysts, Investors or Media
Joseph A. García	Chris Plunkett
Executive Vice President, Chief Financial Officer and Secretary	Brainerd Communicators, Inc.
(305) 441-6901	(212) 986-6667

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Below are the Unaudited Condensed Consolidated Statements of Operations and other information as of and for the three- and nine-month periods ended September 30th, 2005 and 2004.

	Quarter Ended September 30,		Nine Months Ended September 30,
Amounts in thousands (except per share data)	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Net revenue from continuing operations	$43,047	$41,127	$122,961	$110,651
Station operating expenses from continuing operations	23,975	21,734	72,468	62,302
Corporate expenses	3,154	2,943	10,588	9,170
Depreciation and amortization	867	798	2,521	2,443

Operating income from continuing operations	15,051	15,652	37,384	36,736
Interest expense, net	(8,021)	(10,437)	(28,837)	(30,875)
Loss on early extinguishment of debt	(29,443)	—	(32,597)	—
Other (expense) income, net	(8)	14	1,792	270

(Loss) income from continuing operations before income taxes and discontinued operations	$(22,421)	$5,229	$(22,258)	$6,131
Income tax expense	10,618	8,462	10,618	9,960

Loss from continuing operations before discontinued operations	(33,039)	(3,233)	(32,876)	(3,829)
Income from discontinued operations, net of tax	3	17,638	—	28,527

Net (loss) income	$(33,036)	$14,405	$(32,876)	$24,698
Dividends on Series B preferred stock	(2,406)	(2,164)	(7,031)	(6,326)

Net (loss) income applicable to common stockholders	$(35,442)	$12,241	$(39,907)	$18,372

Basic and diluted (loss) income per common share:
Net loss per common share before discontinued operations:
Basic and Diluted	$(0.49)	$(0.08)	$(0.55)	$(0.16)
Net income per common share for discontinued operations:
Basic and Diluted	$—	$0.27	$—	$0.44
Net (loss) income per common share:

Basic and Diluted	$(0.49)	$0.19	$(0.55)	$0.28

Weighted average common shares outstanding:
Basic	72,381	64,756	72,381	64,722

Diluted	72,381	64,962	72,381	65,095

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Selected Unaudited Balance Sheet Information and Other Data:

As of September 30,
Amounts in thousands	2005
Cash and cash equivalents	$100,901

Total assets	$982,533

Senior credit facilities term loan due 2012	$323,375
Senior credit facilities term loan due 2013	100,000
Other debt	585

Total debt	$423,960

Series B preferred stock	$89,932
Total stockholders’ equity	$275,328

Total capitalization	$789,220

	Nine Months Ended September 30,
Amounts in thousands	2005	2004
Capital expenditures from continuing operations	$2,590	$2,318

Cash paid for income taxes, net	$1,613	$337